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                                                                  EXHIBIT 3.1(c)


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                           DALEEN TECHNOLOGIES, INC.

     Daleen Technologies, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

     FIRST: In accordance with the requirements of Section 242 of the General Corporation Law of the State of Delaware, (a) the Board of Directors of the Corporation, at a meeting duly called and held, duly adopted resolutions: (i) proposing and declaring advisable the amendments to the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), set forth herein; and (ii) directing that such amendments be submitted to the stockholders of the Corporation for consideration, action and approval and (b) the stockholders of the Corporation duly approved and adopted the amendments to the Certificate of Incorporation at a special meeting of stockholders duly called and held in accordance with Sections 211 and 222 of the General Corporation Law of the State of Delaware.

     SECOND: Article FOURTH of the Certificate of Incorporation is hereby amended by deleting the first paragraph of such Article FOURTH in its entirety and substituting in lieu thereof the following:

          "The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Two Hundred Twenty-One Million Eight Hundred Seventy-Seven Thousand Two Hundred Thirty-Six (221,877,236) shares, of which Two Hundred Million (200,000,000) shares shall be Common Stock, having a par value of $0.01 per share (the "Common Stock"), and Twenty-One Million Eight Hundred Seventy-Seven Thousand Two Hundred Thirty-Six (21,877,236) shares shall be classified as Preferred Stock, par value $0.01 per share (the "Preferred Stock"). The Preferred Stock shall consist of 3,000,000 shares which shall be designated as the "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"), 1,250,000 shares which shall be designated as the "Series B Convertible Preferred Stock" (the "Series B Preferred Stock"), 1,222,222 shares which shall be designated as the "Series C Convertible Preferred Stock" (the "Series C Preferred Stock"), 4,221,846 shares which shall be designated as the "Series D Convertible Preferred Stock" (the "Series D Preferred Stock"), 686,553 shares which shall be designated as the "Series D-1 Convertible Preferred Stock" (the "Series D-1 Preferred Stock"), 1,496,615 shares which shall be designated as the "Series E Convertible Preferred Stock" (the "Series E Preferred Stock"), and 588,312 shares which shall be designated as the "Series F Convertible Preferred Stock" (the "Series F Preferred Stock"), with the remaining Preferred Stock having no designations or preferences set forth herein. The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Common Stock or Preferred Stock and the issuance thereof in one or more classes or series without the approval of the stockholders of the Corporation. The designations, relative rights, preferences and limitations of each class of shares of the Corporation shall be as follows:"

     THIRD: The Certificate of Incorporation is hereby amended by deleting Article FOURTH, Part B-VII, Section 2 in its entirety and substituting in lieu thereof the following:

          "Section 2. Designation of the Number of Shares. There shall be a series of Preferred Stock that shall be designated as "Series F Convertible Preferred Stock". The Series F Preferred Stock shall consist of 588,312, shares shall be entitled to dividends when, as and if declared pursuant to
     Section 3 hereof, shall be entitled to a preference in liquidation as provided in Section 4 hereof, shall be

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     convertible as provided in Section 6 hereof, and shall be entitled to vote as provided in Section 7 hereof."

     FOURTH: The Certificate of Incorporation is hereby amended by deleting Article FOURTH, Part B-VII, Section 5 in its entirety and substituting in lieu thereof the following:

          "Section 5.  Redemption.

          (a) No holder of Series F Preferred Stock shall have the right solely by virtue of holding such stock to require redemption of such shares nor, except as set forth in Section 5(b) below, shall the Corporation have the right to call or require redemption of any shares of Series F Preferred Stock.

          (b) Unless otherwise agreed by the holders of at least a majority of the outstanding shares of Series F Preferred Stock, voting or consenting as a separate class, in the event of:

             (i) the acquisition of the Corporation by another entity by means of merger or consolidation resulting in the exchange of at least 50% of the outstanding shares of capital stock of this Corporation for securities issued or other consideration paid by the acquiring entity or any parent or subsidiary thereof (except for a merger or consolidation after the consummation of which the stockholders of the Corporation immediately prior to such merger or consolidation own in excess of 50% of the voting securities of the surviving corporation or its parent corporation); or

             (ii) the sale or other disposition by the Company of substantially all of its assets (other than an sale or transfer of assets to one or more wholly-owned subsidiaries of the Corporation),

          the Corporation shall redeem all of the then issued and outstanding shares of Series F Preferred Stock for a redemption price equal to the Preferential Amount. Notwithstanding the foregoing, neither the sale by the Company of PartnerCommunity, the distribution to the Corporation's stockholders of the Corporation's capital stock in PartnerCommunity, any transaction resulting in a reduction in the Corporation's ownership interest in PartnerCommunity, nor the sale by PartnerCommunity of shares of its capital stock or its assets to any other entity or person shall be deemed to be a merger or consolidation or sale or other disposition of substantially all of the assets of the Corporation as contemplated by this
     Section 5(b).

          (c) Notwithstanding the forgoing Section 5(b), such Section shall not be applicable, nor shall the Corporation be required to redeem any issued and outstanding shares of Series F Preferred Stock in connection with or upon the consummation of the transactions contemplated by the Asset Purchase Agreement dated October 7, 2002, by and among the Corporation, Daleen Solutions, Inc. and Abiliti Solutions, Inc. (the "Abiliti Asset Purchase Agreement") or the Investment Agreement dated October 7, 2002, among the Corporation, Behrman Capital II, L.P. and Strategic Entrepreneur Fund II, L.P. (the "Behrman Investment Agreement")."

     FIFTH: The Certificate of Incorporation is hereby amended by deleting Article FOURTH, Part B-VII, Section 6(e)(iv)(E) in its entirety and substituting in lieu thereof the following:

          "(E) There shall be no adjustment of the Conversion Price pursuant to
     Section 6(e)(iv) in the case of Common Stock, Options or Convertible Securities to be issued (1) to an employee, consultant, officer or director of the Corporation or Subsidiary pursuant to any stock-based incentive plan or agreement that has been duly approved by the Corporation's Board of Directors (including, without limitation, the Daleen Technologies, Inc. Amended and Restated 1999 Stock Incentive Plan), (2) upon the issuance of no more than $5,000,000 of Common Stock, Options or Convertible Securities to investors who the Board of Directors of the Corporation determines are strategic to the future success of the Corporation, (3) upon the issuance of Common Stock, Options or Convertible Securities in transactions where the Corporation is acquiring all or substantially all of a third-parties' assets or voting securities in a transaction that would constitute a change of control for such third party, (4) upon conversion of the Series F Preferred Stock or upon exercise of the Warrants (as defined in the Securities Purchase Agreement dated as of March 30, 2001, by and among the Corporation and the purchasers of Series F Preferred Stock named therein (the "SECURITIES PURCHASE
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     AGREEMENT")), (5) in connection with the transactions contemplated by the
     Abiliti Asset Purchase Agreement or the Behrman Investment Agreement (each as defined in Article FOURTH, Part B-VII, Section 5(c) above), including without limitation the issuance of Common Stock, Series F Preferred Stock, Options and/or Convertible Securities in connection therewith and the issuance of Common Stock upon conversion or exercise of the Series F Preferred Stock, Options and Convertible Securities issued in connection therewith, or (6) upon the exercise or conversion of Options, Convertible Securities, warrants or other securities or instruments convertible into Common Stock granted prior to March 30, 2001."

     SIXTH: That this Certificate of Amendment to the Certificate of Incorporation shall become effective upon filing with the Delaware Secretary of State pursuant to Section 103(d) of the General Corporation Law.


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                  [SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT]

         IN WITNESS WHEREOF, Daleen Technologies, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by James Daleen, its President and Chief Executive Officer, on December 20, 2002.

                                          DALEEN TECHNOLOGIES, INC.

                                          By: /s/ James Daleen
                                            ------------------------------------
                                              Name: James Daleen
                                              Title: President and Chief
                                                     Executive Officer

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